NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY ANNOUNCES THE APPOINTMENT OF JAMES J. “JJ” BUETTGEN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

MARYVILLE, TN – November 19, 2012 – Ruby Tuesday, Inc. (NYSE: RT) today announced the appointment of JJ Buettgen as President and Chief Executive Officer.  He joins Ruby Tuesday from his most recent role as Chief Marketing Officer of Darden Restaurants, Inc.  Additionally, Lead Director Matthew Drapkin has been appointed as Chairman of the Board.  Both of these appointments are effective December 1, 2012 and follow the previously-announced retirement of Founder Sandy Beall as Chairman, President, and Chief Executive Officer.

Lead Director Matt Drapkin said, “The Board of Directors is confident that JJ’s proven track record at Darden makes him the right leader for Ruby Tuesday.  We have tremendous opportunity ahead of us and JJ’s strategic thinking and brand marketing experience in the restaurant industry will be very valuable as we look to build upon our current momentum in order to drive future growth and value."

Mr. Buettgen added, "It is an honor to lead Ruby Tuesday and I am excited to join the Company and work with the seasoned management team and dedicated team members to create value for our shareholders.  I believe this will be an exciting period of growth for the Company and I am eager to begin.”

Prior to his most recent role as Senior Vice President and Chief Marketing Officer for Darden Restaurants, the world's largest full-service restaurant operating company that owns and operates more than 2,000 casual dining restaurants in its multiple-brand portfolio, JJ served as Darden’s Senior Vice President of Business Development and as President of Smokey Bones Barbeque & Grill.  JJ has over 20 years of experience in the restaurant and consumer industries including roles at Disneyland Resorts, Brinker International, and General Mills.  He holds a BS in Finance from Miami University in Oxford, Ohio and an MBA in Marketing Management from the University of California at Los Angeles.

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Mr. Drapkin commented, “On behalf of the Board of Directors, we would like to recognize and express our thanks to Sandy for his vision and significant contributions over the last 40 years in founding and building Ruby Tuesday into the great brand that it is today.  We wish him the best in his future endeavors.”

Sandy Beall added, “It has been a privilege to lead this great brand and team over the past 40 years.  I am very excited about JJ’s appointment as CEO and look forward to working with him and the Board to ensure a smooth transition.”

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 12 foreign countries, and Guam.  As of September 4, 2012, we owned and operated 712 Ruby Tuesday restaurants and franchised 78 Ruby Tuesday restaurants, comprised of 34 domestic and 44 international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock and bond repurchases, restaurant acquisitions, conversions of Company-owned restaurants to other dining concepts, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements

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relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; our ability to successfully integrate acquired companies; our ability to complete our planned sale-leaseback transactions; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.